Exhibit 99.1

Contacts:

Sean Cassidy

Vice President and Chief Financial Officer

scassidy@curagen.com

203 871-4400

CuraGen Reports Fourth Quarter 2008 Financial Results;

Provides Milestone and Financial Guidance for First Half of 2009

BRANFORD, Conn., – January 29, 2009 – CuraGen Corporation (NASDAQ: CRGN), today reported its financial results for the fourth quarter and calendar year of 2008 and provided milestone and financial guidance for the first half of 2009.

During the three month period ended December 31, 2008, CuraGen utilized $3.8 million of cash and investments and ended the fourth quarter with $88 million of cash and investments. At December 31, 2008, CuraGen has outstanding $19 million of 4% convertible subordinated notes due February 2011 with a market value of approximately $15 million. For the quarter ended December 31, 2008, CuraGen reported total operating expenses of $4.1 million, compared to total operating expenses of $11.1 million during the same period in 2007. Included in fourth quarter operating expenses is approximately $0.5 million of restructuring charges for a reduction in work force undertaken in December 2008.

“We currently have $88 million of cash and investments on hand and an attractive Phase II development asset that shows activity in metastatic melanoma and promise in breast cancer.” commented Dr. Timothy M. Shannon, President and Chief Executive Officer. “We are encouraged by the activity CR011-vcMMAE has demonstrated to date and we will be releasing additional data on our two ongoing trials in the second quarter of 2009” commented Dr. Shannon.

2009 Milestones and Financial Guidance

The following statements are based on CuraGen’s current expectations. These statements are forward-looking and actual results may differ materially. Please see the note regarding Forward-Looking Statements in this release for a description of certain important risk factors that could cause actual results to differ and refer to CuraGen’s periodic reports on file with the Securities and Exchange Commission for a more complete description of the risks.

Anticipated milestones for CR011-vcMMAE through June 2009 include:

•	Complete and report on the final Phase II results of CR011-vcMMAE in metastatic melanoma in the second quarter of 2009

•	Advance and report on the initial Phase II results of CR011-vcMMAE in breast cancer in the second quarter of 2009

CuraGen expects to use an average of $3.5 to $4.0 million of cash and investments per quarter in the first half of 2009 to fund operations and also expects to end the second quarter of 2009 with between $80 and $81 million of cash and investments.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses, depreciation, amortization, asset impairment charges, losses, income, and future cash and investment positions, the timing and expected results of our clinical programs, and the development and marketability of planned drugs, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred to in CuraGen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, CuraGen’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CRGN-F

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Collaboration revenue	$—	$22	$1,174	$88

Operating expenses:
Research and development	2,617	6,299	15,076	36,779
General and administrative	916	2,026	5,151	11,657
Restructuring charges	529	2,737	529	11,274

Total operating expenses	4,062	11,062	20,756	59,710

Gain on sale of intangible asset	—	—	36,397	—

(Loss) income from operations	(4,062)	(11,040)	16,815	(59,622)
Interest income	713	1,478	3,356	5,583
Interest expense	(213)	(995)	(1,687)	(5,167)
Gain on extinguishment of debt	—	8,273	6,991	8,442
Realized (loss) gain on sale of available-for-sale investments, net	(200)	(312)	(372)	616

(Loss) income from continuing operations before income taxes	(3,762)	(2,596)	25,103	(50,148)
Income tax benefit (provision)	40	25	(322)	185

(Loss) income from continuing operations	(3,722)	(2,571)	24,781	(49,963)

Discontinued operations:
Loss from discontinued operations	—	—	—	(2,991)
Gain on sale of subsidiary	—	—	—	78,352

Income from discontinued operations	—	—	—	75,361

Net (loss) income	$(3,722)	$(2,571)	$24,781	$25,398

Basic (loss) income per share from continuing operations	$(0.07)	$(0.05)	$0.44	$(0.89)
Basic income per share from discontinued operations	—	—	—	1.35

Basic net (loss) income per share	$(0.07)	$(0.05)	$0.44	$0.45

Weighted average number of shares used in computing basic net (loss) income per share	56,870	56,279	56,738	55,853

SELECTED BALANCE SHEET INFORMATION

			December 31, 2008	December 31, 2007
			(unaudited)
Cash and investments			$87,664	$100,444
Restricted cash			—	14,533

Total cash and investments and restricted cash			87,664	114,977

Working capital			84,044	107,844

Total assets			88,546	119,282

4% Convertible subordinated notes due 2011			18,967	69,890

Total long-term liabilities			18,967	70,975

Accumulated deficit			462,793	487,574

Stockholders’ equity			65,465	38,465